EXHIBIT 99.1

iTrackr Systems Announces Funding Commitment

DEERFIELD BEACH, Fla.--(BUSINESS WIRE)-- iTrackr Systems, Inc. (OTCBB: IRYS) (“iTrackr” or the “Company”), an e-commerce and social media software and services company, today announced that the Company has received an executed Term Sheet from Cornucopia Fund, LP., by its General Partner, Omar Amanat.  Mr. Amanat, a co-founding board member of Twilight Studio as well as Summit Entertainment’s largest shareholder; Peak Group Holdings.  He provided and raised 50% of the capital during Peak’s $1 Billion financing of Summit Entertainment. Recently Summit was sold to Lions Gate Entertainment Corp. (NYSE: LGF) for $412 Million.

John Rizzo, CEO of iTrackr Systems, Inc. commented, “We are very excited to have an astute investor like Omar on the iTrackr team, someone who sees the value proposition of the iTrackr Systems technologies and can be instrumental in helping us achieve our goals”.  The fund will finance up to $1,000,000 at a fixed price of $.40 cents per share.

ABOUT ITRACKR SYSTEMS, INC.:

iTrackr Systems, Inc. is an e-commerce and social media software and services company. The company built and now operates iTrackr.com, a direct deals platform containing over a million business profiles, designed to enable consumers and their local merchants the ability and independence to negotiate discounts directly when they want and how they want. In addition, through its wholly owned subsidiary, RespondQ, the company provides cutting edge chat technology via licensing and is the first in its class to also offer a Full Service and Pay for Performance model to qualifying site owners. The Company was founded in 2006 and is headquartered in Deerfield Beach, Florida. For more information, please visit: http://www.itrackrsystems.com/

Forward Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct.

Contacts

iTrackr Systems Inc. / RespondQ
Jeremy Brooks, President, 888-505-9796
info@itrackrsystems.com

Financial Insights
Thad Morris, 877-723-5542